Exhibit 10.20

IN8BIO, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of IN8bio, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).

This Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

I.	Annual Cash Compensation

Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•	All Non-Employee Directors: $35,000

•	Non-Executive Chairperson (additional retainer): $65,000

Annual Committee Member Service Retainer:

•	Member of the Audit Committee: $7,500

•	Member of the Compensation Committee: $5,000

•	Member of the Nominating and Corporate Governance Committee: $4,000

Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•	Chairperson of the Audit Committee: $22,500

•	Chairperson of the Compensation Committee: $15,000

•	Chairperson of the Nominating and Corporate Governance Committee: $12,000

The annual cash retainers set forth above will be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash fees are vested upon payment.

II.	Equity Compensation

All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

A.          Automatic Equity Grants.

1.            Initial Grant. For each Non-Employee Director who is first elected or appointed to the Board following the effective date of this Policy, on the date of such Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase a number of shares of the Company’s common stock equal to 21,000 shares of the Company’s common stock. The shares subject to each such stock option will vest monthly over a three-year period, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each vesting date.

2.            Annual Grant. On the date of each annual stockholder meeting of the Company held after the Effective Date, each Non-Employee Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 10,500 shares of the Company’s common stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through such vesting date.

3.            Change in Control. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service as of, or immediately prior to, a Change in Control, the equity awards that were granted pursuant to this Policy will become fully vested immediately prior to such Change in Control.

III.	Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

IV.	Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

V.	Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: November 4, 2020

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